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                                                                  [LETTERHEAD]

NEWS RELEASE

Contact: Raymond J. Pacini
         Executive Vice President and Chief Financial Officer
         714-833-3030 X291

         KOLL REAL ESTATE GROUP, INC. TO COMMENCE TRADING
         OF NEW COMMON STOCK ON NASDAQ NATIONAL MARKET

    NEWPORT BEACH, Calif. -- September 2, 1997 -- Koll Real Estate Group, Inc. (NASDAQ: KREG) announced today that its new common stock, which was issued today upon completion of the Company's previously announced recapitalization, has been approved for trading on the Nasdaq National Market and is expected to be listed on September 4, 1997 under the ticker symbol: KREG.

    Koll Real Estate Group, Inc. provides residential and commercial real estate development services on a national and international basis. The Company's largest single asset, Bolsa Chica in Orange County, California, is progressing toward groundbreaking for a new master-planned residential community in 1998. In addition, the Company currently has more than 30 commercial projects under development in the United States and Asia totaling approximately 12 million square feet and $1.2 billion in construction costs.

    Any forward-looking statements in this press release involve risks and uncertainties. The Company's actual results could differ materially from those currently anticipated in any such forward-looking statements because of many factors.

                                       **END**


    EDITOR'S NOTE: Please do not confuse the four separately owned and operated companies which carry the Koll name. Koll Real Estate Group, Inc. is a publicly-owned


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September 2, 1997                                                         Page 2


development and development services company with operations in the United States and Asia. Koll Real Estate Services, which recently merged with CB Commercial Real Estate Services Group Inc., is one of the nation's largest real estate services companies, providing property, facilities and asset management to clients throughout the United States and Asia. Koll Construction, is one of the country's largest multi-service construction firms. Koll Resorts International is a leading developer of resort communities in Mexico and provides management services to resort developments in Mexico and the United States.